Exhibit 99.1

Major Milestones in Dental Care Plus Group History	(June 29, 2015)

1986	412 dentists practicing in greater Cincinnati and Northern Kentucky invest $2,000 each in Dental Care Plus, Inc. (“DCP”) in order to capitalize the company.
DCP forms as an Ohio domiciled specialty health insuring corporation.

1987	Certificates of Authority are granted to DCP by the Ohio and Kentucky Departments of Insurance to offer an HMO dental product for sale.

2001	DCP names Anthony A. Cook as President and Chief Executive Officer.

2003	DCP introduces an indemnity product called DentaPremier Plus.
DCP names Robert Hodgkins as Vice President and Chief Financial Officer.
DCP moves into its new facility at 100 Crowne Point Place in Sharonville, Ohio.

2004

DCP shareholders pass a reorganization plan resulting in a holding company called The Dental Care Plus Group. The reorganization gives the company more flexibility in raising and managing its capital. DCPG forms the Insurance Associates Plus, Inc., an Ohio based insurance agency.

2005	DCPG introduces a PPO product called DentaSelect Plus for sale in markets outside of greater Cincinnati/Northern Kentucky.
DCPG also launched a line of vision insurance products under the brand name of Vision Care Plus in partnership with vision benefit experts, Total Vision Services and Avesis.
DCPG acquires Adenta, Inc., a discount dental plan based in Louisville, KY with more than 500 area dentists under contract and approximately 10,000 local dental members.

2006	DCPG names Stephen T. Schuler DMD as Chairman of the Board.

The Ohio Department of Insurance grants DCPG a Life Insurance License, enabling the company to offer dental insurance throughout Ohio on its paper as well as other health and accident coverage the company may think worthwhile to pursue. Note: Currently DCPG only underwrites dental insurance.

DCPG passes the $50 million mark in revenues.

2007	A.M. Best, the world’s leading rating and information source for insurance, rates DCP’s financial strength as B- (Fair) with a stable outlook.
DCPG passes the $60 million mark in revenues.

2009	DCPG passes the $70 million mark in revenues.

2010	DCPG passes the $75 million mark in revenues.

2011	DCPG leases a national dental provider network to be more appealing to companies based in our established markets who need network access for employees based in other parts of the country.

2012

A.M. Best upgrades its rating of DCP’s financial strength from a B- (Fair) with a stable outlook to a B (Fair) with a positive outlook as a result of the company’s positive operating performance and improved capitalization.

DCPG passes the $80 million mark in revenues.

2013	DCPG establishes a new sales office and accelerates its sales and marketing activities in Central Ohio.
DCPG passes the $85 million mark in revenues.

2014	DCPG launches its low cost, narrow network individual and small group dental PPO products, DentaTrust and DentaSpan, on the Ohio state-based exchange.

The DCPG shareholders approve changes to the DCPG Articles of Incorporation and Code of Regulations that move the Company from one dentist – one vote to one share – one vote and allow non-dentist individuals to invest in the new Class C common shares.

DCPG passes the 300,000 mark in total dental membership.
A.M. Best upgrades its rating of DCP’s financial strength from a B (Fair) with a stable outlook to a B+ (Good) with a stable outlook as a result of the company’s positive operating performance and improved capitalization.

Dental Care Plus Group

Total Revenue by Year
$100,000,000
$90,000,000
$80,000,000
$70,000,000
$60,000,000
$50,000,000
$40,000,000
$30,000,000
$20,000,000
$10,000,000
$-
Revenue Dollars
$45,182,790
$52,091,275
$60,313,252
$66,510,232
$70,645,074
$75,694,520
$76,415,389
$80,383,821
$86,588,147
$92,250,195
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014

Dental Care Plus Group

Total Return on Common Share Investment

	2006	2007	2008	2009	2010	2011	2012	2013	2014

Book Value of Common Share - Beginning of Year	$518	$533	$601	$672	$636	$633	$687	$815	$894

Book Value of Common Share - End of Year	$533	$601	$672	$636	$633	$687	$815	$894	$997

Increase (Decrease) in Book Value of Common Share	$15	$68	$71	$(36)	$(3)	$54	$128	$79	$103

Common Share Dividend Declared During Year	$-	$-	$-	$-	$-	$-	$21	$33	$35

Return on Common Share - Book Value	2.9%	12.8%	11.8%	-5.4%	-0.4%	8.6%	18.7%	9.7%	11.5%

Return on Common Share - Dividend	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	3.1%	4.0%	3.9%

Total Return on Common Share Investment	2.9%	12.8%	11.8%	-5.4%	-0.4%	8.6%	21.7%	13.7%	15.4%

Average Total Return Per Year on Common Share Investment	9.0%